Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-59686, 33–80072, 33-81690, 33-83196, 333-872, 333-40791, 333-67215, 333-93571, 333-51322, 333-53876, 333-73506, 333-96791, 333-99655, 333-101696, 333-103764, 333-109486 and 333-119939) of Microchip Technology Incorporated of our reports dated May 17, 2005 with respect to the consolidated financial statements of Microchip Technology Incorporated, Microchip Technology Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated, included  in this Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 20, 2005